EXHIBIT 99.1

ZIVO Bioscience CEO Letter to Shareholders Highlights Progress with Human Nutrition and Animal Therapeutic Businesses

TROY, Mich. (September 10, 2025) -- ZIVO Bioscience, Inc. (OTCQB: ZIVO), a biotech and agtech R&D company engaged in the development of therapeutic and nutritional products derived from proprietary algal cultures, today issued the following letter to shareholders from Chairman, President and Chief Executive Officer John B. Payne.

Dear Fellow Shareholders,

I am pleased to provide you with this important update on the significant progress by ZIVO Bioscience and a review of our exciting future direction. Quite simply, this past year has been one of the most pivotal in our history. Our proprietary algae platform has delivered breakthrough results that position ZIVO at the forefront of two rapidly growing markets – human nutrition and animal health – while addressing one of agriculture’s most pressing global challenges: reducing antibiotic use at cost parity and without compromising animal productivity.

Breakthrough Scientific Validation

Over the past year, we have achieved remarkable validation of our algae technology that we believe fundamentally positions ZIVO as a leader in natural antioxidant solutions. At the request of a prospective major customer, an independent biochemical analysis was conducted on our algae product. The results exceeded our expectations: our algae contains substantial levels of key antioxidants, including Superoxide Dismutase (SOD) and catalase, as well as a rich profile of vitamins, carotenoids, and proteins.

Most notably, this preliminary study demonstrated that our algae had, on average, nearly double the activity of SOD in a side-by-side comparison to a competing algae-based product.  Together with its abundant beta-carotene and lutein, these exciting results position ZIVO's product as a powerful natural source of antioxidants.

We believe this breakthrough definitively sets us apart in the nutraceutical marketplace and positions us as an attractive partner for leading companies seeking validated, high-performance natural ingredients. We are presently in active discussions with major nutraceutical clients, and we anticipate significant commercial commitments in the near term that will materially increase our human health revenues.

Animal Health Market Leadership

Equally transformative are our advances in the animal health sector, where we believe our data has proven exceptionally compelling. Our algae culture provides critical ingredients in non-antibiotic animal feed formulations that dramatically boost animals' immune systems, helping to prevent or delay the onset of viral, bacterial, and parasitic diseases.

Our recent studies in poultry infected with avian influenza have been especially encouraging. In controlled university challenge trials, birds receiving our algae-derived immune modulator showed delayed transmission, lower viral shedding, and faster immune response compared to the control group. These outcomes demonstrate not only strong biological activity, but also real-world potential to slow the spread of one of the industry’s most devastating diseases.

This success has generated substantial interest across the industry. We have continued to be approached by global animal health companies, validating both the market demand and the superior performance of our algae technology. Additionally, with such excellent results demonstrated, we intend to negotiate with major companion animal product companies, expanding our addressable market significantly.

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Massive Market Opportunity

By addressing the urgent need for natural, non-antibiotic solutions, ZIVO is targeting some of the fastest-growing and highest-margin segments in animal health. In fact, the markets we are targeting represent multibillion-dollar opportunities:

U.S. and Global Market Scale Through 2030

The global animal feed market was valued at $465.65 billion in 2024 and is projected to reach $705.15 billion by 20341. Within this broader market, the antibiotic-free livestock feed segment was valued at $4.5 billion in 2024 and is forecasted to grow at an exceptional 8.2% CAGR to reach $8.9 billion by 20332.

Chicken-Specific Opportunities: Given our successful data collection in chickens, the poultry market presents exceptional near-term opportunities. The global poultry vaccines market is valued at $2.3 billion in 2023 with projections reaching $4.2 billion by 2032, growing at rates of 7.1% CAGR3. The U.S. poultry vaccines market specifically is expected to grow from $662.6 million in 2024 to $971.3 million by 20304.

Major Husbandry Animals: Beyond poultry, the swine vaccines market was estimated at $1.75 billion in 2024 and is projected to reach $2.41 billion by 20305. The broader livestock vaccines market was valued at $6.01 billion in 2024 and is projected to grow to $9.80 billion by 20326.

Companion Animal Market: The companion animal vaccines market represents additional significant potential, valued at $5.43 billion in 2024 and projected to grow to $8.71 billion by 20327. The pet supplements market shows even stronger growth potential, with the U.S. market alone exceeding $2.7 billion annually8.

Natural Immune System Boosters

The market for all-natural products that dramatically boost animals' immune systems represents a vast and rapidly growing marketplace. The veterinary supplements market is projected to reach $15.2 billion by 2031 at a 6.9% CAGR9, while the global animal feed supplements market reached $38.20 billion in 2024 and is expected to reach $58.96 billion by 203210.

Strategic Market Position and Timing

We believe the convergence of regulatory pressure against antibiotic overuse, consumer demand for natural products, and our scientifically validated superior performance creates an exceptional market opportunity. With regulatory agencies increasingly restricting antibiotic use in livestock production and consumers demanding antibiotic-free animal products, ZIVO is positioned at the center of this industry transformation.

Management and Board Commitment

Finally, I want to emphasize that we have decided it is time to redouble our efforts to help the world understand what ZIVO does and recognize our unique investment opportunity.  Over the past year, both the board and I have personally invested in the Company. We believe this demonstrates our deep conviction that today’s share price undervalues our scientific breakthroughs, expanding market opportunities, and pending commercial agreements that we believe will drive long-term shareholder value.

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Looking Ahead

With complementary growth engines in human nutrition and animal health, ZIVO is uniquely positioned to deliver solutions to global health and agricultural challenges while creating lasting value for our shareholders. We are entering an exciting phase of execution and growth. While ZIVO continues to face liquidity challenges, we are optimistic we can overcome those through capital raising efforts. Further, we expect the nutraceutical market to provide significant near-term growth from new product commitments, while our animal health initiatives provide exceptional long-term opportunities in markets experiencing urgent global demand. Our natural algae technology addresses one of the most pressing challenges in modern agriculture: reducing antibiotic dependence while maintaining and enhancing animal health and productivity.

Together, these parallel paths in human nutrition and animal health give us confidence in advancing our mission to deliver safe, effective, and science- backed natural solutions. With our superior antioxidant performance now demonstrated, compelling commercial terms being negotiated, and multiple major industry players actively engaging with us, ZIVO is positioned for substantial growth and value creation.

In addition, there are several studies underway that have the potential to significantly impact the market for our products, our competitive position and our long-term growth trajectory. Although the confidential nature of this work precludes any further commentary at this time, I look forward to sharing more detail as soon as we are able.

On behalf of the entire ZIVO team, I want to thank you for your continued support and belief in our vision. We remain committed to transparency, execution, and delivering exceptional shareholder value as we move forward.

Sincerely,

John B. Payne

Chairman, President and Chief Executive Officer

ZIVO Bioscience, Inc.

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About ZIVO Bioscience

ZIVO Bioscience, Inc. is a research and development company with an intellectual property portfolio comprised of proprietary algal and bacterial strains, biologically active molecules and complexes, production techniques, cultivation techniques and patented or patent-pending inventions for applications in human and animal health. Please visit www.zivobioscience.com for more information.

Forward Looking Statements

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including with respect to the Company’s product candidate’s potential to generate revenues and the expected timeframe for results of future studies. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions or variations of such words are intended to identify forward-looking statements. Although ZIVO believes there is a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our products; risks that we will be unable to increase production sufficient to meet demand; risks that our products may not be ready for commercialization in a timely manner or at all; risks that our products will not perform as expected based on results of our preclinical and clinical trials; our ability to raise additional funds; uncertainties inherent in the development process of our products; changes in regulatory requirements or decisions of regulatory authorities; the size and growth potential of the markets for our products; the results of clinical trials; our ability to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this news release and ZIVO undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available.

Contact:

ZIVO Bioscience

Keith Marchiando, Chief Financial Officer

(248) 452-9866 x130

kmarchiando@zivobioscience.com

Alliance Advisors IR

Tirth T. Patel

(212) 201-6614

tpatel@allianceadvisors.com

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1 https://www.precedenceresearch.com/animal-feed-market

2 (48) Antibiotic-free Livestock feed Market Outlook 2024–2033: Trends, Innovations, & Strategic Growth Opportunities | LinkedIn

3 Poultry Vaccines Market Size & Share – Trends Report, 2032

4 The United States Poultry Vaccines Market Size & Outlook, 2030

5 Swine Vaccines Market Size & Share | Industry Report, 2030

6 Livestock Vaccines Market Size, Share, Growth | Trends [2032]

7 Companion Animal Vaccines Market Size, Share & Growth [2032]

8 U.S. pet supplement market surpasses $2.7B, driven by health and wellness trends | PetfoodIndustry

9 Veterinary Dietary Supplements Market Size Report, 2032

10 Animal Feed Supplements Market - Market Share, Industry Analysis with Key Companies 2025-2032

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